Exhibit 10.6

$300,000,000

CREDIT AGREEMENT

dated June 26, 2008

among

EXPRESS TOPCO LLC,

as Borrower,

THE LENDERS PARTY HERETO

and

KKR SCF LOAN ADMINISTRATION, LLC,

as Administrative Agent

Skadden, Arps, Slate, Meagher & Flom LLP

300 S. Grand Ave

Los Angeles, CA 90071

-i-

-ii-

Section		Page

	ARTICLE VIII

	THE ADMINISTRATIVE AGENT

SECTION 8.01	Appointment	47
SECTION 8.02	Administrative Agent in Its Individual Capacity	47
SECTION 8.03	Exculpatory Provisions	47
SECTION 8.04	Reliance by Administrative Agent	47
SECTION 8.05	Delegation of Duties	48
SECTION 8.06	Successor Administrative Agent	48
SECTION 8.07	Non-Reliance on Administrative Agent and Other Lenders	48
SECTION 8.08	Indemnification	48

	ARTICLE IX

	MISCELLANEOUS

SECTION 9.01	Notices	49
SECTION 9.02	Waivers; Amendment	50
SECTION 9.03	Expenses; Indemnity	52
SECTION 9.04	Successors and Assigns	53
SECTION 9.05	Survival of Agreement	55
SECTION 9.06	Counterparts; Integration; Effectiveness	55
SECTION 9.07	Severability	55
SECTION 9.08	Right of Setoff	55
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process	56
SECTION 9.10	Waiver of Jury Trial	56
SECTION 9.11	Headings	56
SECTION 9.12	Confidentiality	57
SECTION 9.13	USA PATRIOT Act Notice	57

SCHEDULES

Schedule I	Commitments
Schedule 5.06	Affiliate Transactions
Schedule 6.01	Existing Indebtedness
Schedule 6.04	Existing Investments

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C-1	Form of Term B Note
Exhibit C-2	Form of Term C Note
Exhibit D	Form of Opinion of Company Counsel
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Non-Bank Certificate
Exhibit G	Form of Pledge Agreement
Exhibit H	Form of Compliance Certificate

-iii-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated June 26, 2008, among EXPRESS TOPCO LLC, a Delaware limited liability company (“Borrower”), the Lenders, and KKR SCF LOAN ADMINISTRATION, LLC, a Delaware limited liability company, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders.

WITNESSETH:

WHEREAS, Borrower has requested the Lenders to extend credit in the form of (x) Term B Loans in an aggregate principal amount of $150.0 million and (y) Term C Loans in an aggregate principal amount of $150.0 million.

WHEREAS, the proceeds of the Loans are to be used to finance one or more Dividends to the Equity Investors and the payment of related fees, costs and expenses.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Accelerating Lenders” shall mean, at any time, a Lender or Lenders having more than 25% of the sum of (a) the aggregate unpaid principal amount of all Loans outstanding and (ii) prior to the Commitment Termination Date, the aggregate Available Commitments then in effect.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article VIII.

“Acquisition Transactions” shall have the meaning assigned to the term “Transactions” in the Opco Term Credit Agreement as of the date hereof.

“Advisory Agreement” means the advisory agreement dated as of July 6, 2007, as amended, among Holdings, Opco, Parent and the Borrower and GGC, as amended to the extent permitted under this Agreement.

“AHYDO Mandatory Prepayment” shall have the meaning assigned in Section 2.07(c).

“AHYDO Mandatory Prepayment Amount” shall mean the minimum portion of the Term C Loans required to be prepaid to prevent such Term C Loan from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

“AHYDO Mandatory Prepayment Date” shall have the meaning assigned in Section 2.07(c).

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Agreement Value” shall mean, for each Hedge Agreement, on any date of determination, an amount, if any, determined by the counterparty of the Hedge Agreement that is not the Borrower or a Subsidiary of the Borrower that would be payable by the Borrower or such Subsidiary that is a party to such Hedge Agreement to its counterparty to such Hedge Agreement in accordance with its terms, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) the Borrower or such Subsidiary was the sole “Affected Party” and (iii) such counterparty was the sole party determining such payment amount.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of each party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Available Term B Loan Commitment” shall mean as to any Lender at any time during the Commitment Period, an amount equal to the excess, if any, of (a) such Lender’s aggregate Commitment with respect to Term B Loans over (b) the aggregate principal amount of Term B Loans theretofore made hereunder in respect of such Commitment.

“Available Term C Loan Commitment” shall mean as to any Lender at any time during the Commitment Period, an amount equal to the excess, if any, of (a) such Lender’s aggregate Commitment with respect to Term C Loans over (b) the aggregate principal amount of Term C Loans theretofore made hereunder in respect of such Commitment.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as now constituted or hereafter amended.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person and (ii) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower LLC Agreement” shall mean the Limited Liability Company Agreement of Borrower dated as of the date hereof, as the same may be amended or modified from time to time in accordance with the terms of this Agreement.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” shall mean any of the following, to the extent owned by Borrower or any of its Subsidiaries and, in each case, having a maturity of not greater than one year from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) readily marketable direct obligations of any member of the European Economic Area, Switzerland or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P, (c) marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that is guaranteed by the full faith and credit of such state and, at the time of acquisition thereof having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P, (d) insured certificates of deposit, time deposits, eurodollar time deposits or overnight time deposits with any commercial bank that is organized under the laws of the United States or any State thereof, any member of the European Economic Area, Switzerland or Japan and has combined capital and surplus of at least $500 million, (e) commercial paper issued by any lender under the Opco Term Credit Agreement or Opco ABL Credit Agreement or any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (f) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days for underlying securities of the types set forth in clauses (a) through (e) entered into with any financial institution meeting the specifications in clause (d) above, (g) auction rate securities or (h) Investments in money market funds, of which at least 95% of the portfolios are limited solely to Investments of the character, quality and maturity described in clauses (a) through (f) of this definition. With respect to any Foreign Subsidiary, “Cash Equivalents” shall also include any Investment substantially comparable to the foregoing but in the currency of the jurisdiction of organization of such Subsidiary, Euros or U.S. Dollars.

“Change in Control” shall mean the occurrence of any of the following: (a) at any time prior to the consummation of an IPO of the Equity Interests of the Parent, the Borrower or Holdings, the Sponsor shall cease to own at least 50% (directly or indirectly) of the Voting Interests in the Parent; or (b) at any time after the consummation of an IPO of the Equity Interests of the Parent, the Borrower or Holdings, any Person or two or more Persons acting in concert other than the Sponsor shall have acquired beneficial ownership (within the meaning of Rule 13(d)-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent, unless the Sponsor owns Voting Interests representing a greater percentage; or (c) at any time after the consummation of an IPO of the Equity Interests of the Parent, the

Borrower or Holdings, during any period of up to 24 consecutive months, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Borrower; or (d) at any time, Parent shall cease to beneficially own and control 100% of the economic and voting interest in the Equity Interests of Borrower, Borrower shall cease to beneficially own and control 100% of the economic and voting interest in the Equity Interests of Holdings or Holdings ceases to own and control 100% of the economic and voting interest in the Equity Interests of Opco.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or for purposes of Section 2.08(c), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all of the Equity Interests in Holdings plus all other “Collateral” referred to in the Collateral Documents.

“Collateral Documents” shall mean the Pledge Agreement and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” shall mean, with respect to each Lender, the commitment, if any of such Lender to make Loans hereunder in the amounts set forth on Schedule I attached hereto or in the Assignment and Assumption pursuant to which a Lender becomes a party hereto. The aggregate amount of all Lenders’ Commitments is $300.0 million.

“Commitment Period” shall mean the period from and including the Closing Date to and including the Commitment Termination Date.

“Commitment Termination Date” shall mean the earliest of (i) August 15, 2008, (ii) the date on which any of the Delayed Draw Term B Loans or the Delayed Draw Term C Loans are funded and (iii) the date on which the Commitments are otherwise terminated pursuant to the terms of this Agreement.

“Companies” shall mean Borrower, Holdings, Opco and their respective Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean the compliance certificate substantially the form of Exhibit H.

“Confidential Information” shall have the meaning assigned to such term in Section 9.12.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” shall mean, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties or other ordinary course contingent obligations incurred in the ordinary course of business, including indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Directors” means, in the case of the Borrower, the directors of the Borrower on the Closing Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Extension” shall mean the making of a Loan by a Lender.

“Debt for Borrowed Money” of any Person shall mean, at any date of determination, the sum of (a) the outstanding principal amount of all Indebtedness of the type referred to in clauses (a), (c) and (e) of the definition of “Indebtedness”, (b) all reimbursement Obligations at such date of such Person under acceptance, letter of credit or similar facilities at such date for amounts that have been drawn under such facilities and (c) all Synthetic Debt of such Person at such date; provided, however, for purposes of calculating Debt for Borrowed Money, the amount of the Revolving Credit Advances (as defined in the Opco ABL Credit Agreement) included therein shall be equal to the average daily outstanding balance of such revolving loans during the twelve (12) month period ended on such date.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.05(b).

“Delayed Draw Loans” shall mean the Delayed Draw Term B Loans and the Delayed Draw Term C Loans, collectively.

“Delayed Draw Term B Loans” shall have the meaning assigned to such term in Section 2.01(a).

“Delayed Draw Term C Loans” shall have the meaning assigned to such term in Section 2.01(b).

“Disqualified Stock” means any Equity Interest that, by its terms, matures or is Redeemable, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be the maximum amount that Borrower or any of its Subsidiaries may become obligated to pay upon such maturity of, or pursuant to such Redeemable provisions in respect of, such Disqualified Stock.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Equity Interests of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights or similar phantom stock plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“EBITDA” means, for any period and with respect to any Person, Consolidated Net Income of such Person for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income (except with respect to item (xiv)), the sum of (i) Consolidated interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness of such Person for such period, (ii) Consolidated income tax (and franchise tax in the nature of income tax) (including federal, state, local and foreign income tax) expense and foreign withholding tax expense, in each case for such period, and any state single business unitary or similar tax of such Person for such period, (iii) depreciation and amortization expense (including amortization or impairment of intangibles (including goodwill) and organization costs) for such period (excluding amortization expense attributable to a prepaid cash item (except for deferred finance charges) that was paid in a prior period) of such Person for such period, (iv) any other non-cash deductions, losses, charges or expenses made in the ordinary course of business in determining Consolidated Net Income (but excluding any such non-cash charge in respect of an item that increased Consolidated Net Income in a prior period (to the extent of such increase) of such Person for such period, (v) any extraordinary losses and unusual or non-recurring expenses or charges incurred in such period, (vi) any Transaction Expenses paid in such period, (vii) costs and expenses incurred in the ordinary course of business in connection with acquisitions permitted under Section 6.04, issuances of Equity Interests of the Borrower (the net proceeds of which are contributed to Holdings and by Holdings to Opco), recapitalizations, Transfers or incurrence of Indebtedness permitted under Section 6.01 hereunder (for the purposes of this definition, each a “Permitted Item”), (viii) any payments made or accrued pursuant to the Advisory

Agreement (as in effect on the Closing or as permitted to be amended hereby) and of reimbursement of ordinary course out-of-pocket costs and expenses payable to GGC or its Affiliates pursuant to the Advisory Agreement, (ix) foreign exchange losses recorded in “other income”, (x) expenses in connection with earn-out obligations, (xi) any one-time payments made related to any Permitted Item, including, without limitation, one-time compensation charges, stay bonuses paid to existing management and severance cost, and bonuses totaling $12.4 million paid to management of the Borrower and its Subsidiaries during the first Fiscal Quarter of 2008 in lieu of, or in connection with, the simultaneous payment of Dividends to the Equity Investors, (xii) expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions and either so collected or reasonably expected to be so collected, (xiii) all losses during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, (xiv) proceeds received from business interruption insurance, in each case, with respect to such measurement period, (xv) non-cash expenses resulting from the grant or periodic re-measurement of stock options or other equity-related incentives (and, for the avoidance of doubt, including any non-cash expenses related to any stock option or other equity-related incentives resulting from the acceleration of vesting in the event of a change in control) to any director, officer, employee, former employee or consultant of the Borrower or any of its Subsidiaries pursuant to a written plan or agreement approved by the board of directors of the Parent or the Borrower, (xvi) salary, benefit and other direct savings resulting from workforce reductions implemented or reasonably expected to be implemented within the following twelve months and severance related thereto in connection with the Permitted Acquisitions, (xvii) losses in respect of post-retirement benefits, as a result of the application of FASB 106, (xviii) losses during such period in connection with the extinguishment, retirement or write-off of Indebtedness and (xix) the amount of any loss from stores which have been closed or identified to be closed, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income of such Person, any non-cash gains included in Consolidated Net Income of such Person for such period (other than any gains which represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period), minus (c) without duplication and to the extent included in determining such Consolidated Net Income of such Person, any extraordinary gains and unusual or non-recurring gains for such period, all determined on a Consolidated basis in accordance with GAAP, minus (d) without duplication and to the extent included in determining such Consolidated Net Income of such Person, foreign exchange gains recorded in “other income”, minus (e) without duplication and to the extent included in determining such Consolidated Net Income of such Person, all gains during such period resulting from the sale or disposition of any asset of the Borrower or any of its Subsidiaries outside the ordinary course of business, minus (f) without duplication and to the extent included in determining such Consolidated Net Income of such Person, the amount of any gain in respect of post-retirement benefits as a result of the application of FASB 106.

The historical EBITDA for any Measurement Period of entities (A) that are acquired by Holdings or any of its Subsidiaries after the Closing Date as permitted under the Loan Documents will be included in the calculation of EBITDA and (B) that are disposed of by Holdings or any of its Subsidiaries after the Closing Date will be excluded in the calculation of EBITDA; provided that, in the case of entities that are acquired by Holdings or any of its Subsidiaries after the Closing Date, the Administrative Agent shall be furnished with audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent, of such entities (or if the acquisition is of a division or branch of a larger business or a group of businesses, the audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent of such larger business or group of businesses, so long as the individual activities of the acquired entity are clearly reflected in such financial statements, together with a certificate certifying that the Borrower has reviewed the historical financial statements of the division or branch and that they reflect proper divisional accounting in relation to the large business or group of businesses in all material respects), reasonably satisfactory to the Administrative Agent in all material respects, confirming such historical results.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval by Administrative Agent and Borrower not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Parent, Borrower, Holdings or any of Borrower’s or Holdings’ Subsidiaries.

“Equity Interests” shall mean, with respect to any person, shares of capital stock of (or other ownership or profit interests in) such person, warrants, options or other rights for the purchase or other acquisition from such person of shares of capital stock of (or other ownership or profit interests in) such person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such person or warrants, rights or options for the purchase or other acquisition from such person of such shares (or such other interests), and other ownership or profit interests in such person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

“Equity Investors” shall mean the direct or indirect owners of the Equity Interests of the Borrower, including Opco management, the Sponsor, Limited Brands Store Operations, Inc., a Delaware corporation, and EXP Investments, Inc., a Delaware corporation and “Equity Investor” shall mean any of them.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income, branch profits or franchise taxes imposed on (or measured by) its overall net income or overall gross income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or is otherwise doing business (other than a business deemed to arise as a result of Borrower’s activities or as a result of the transactions contemplated by this Agreement) or, in the case of any Lender, in which its applicable lending office is located, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.12 or a participant pursuant to Section 2.10(c) upon a default of Borrower), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Foreign Lender was entitled, at the time of designation of a new lending office, to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.11(a), and (c) any Taxes that are attributable to the failure to comply with Section 2.11(e) or (f). It is understood and agreed, for the avoidance of doubt, that any U.S. Federal withholding tax imposed on a Foreign Lender (including an assignee) as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax.

“Extraordinary Receipt” means any cash amount actually received by any Company (net of all out-of-pocket fees, costs, legal fees, court costs, taxes and other expenses incurred by any Company in connection with the collection, litigation, adjudication, arbitration, receipt or recovery of any such Extraordinary Receipt, in each case to the extent such amounts are not deducted in calculating Consolidated Net Income) that is not received in the ordinary course of business and which is received as a result of proceeds of casualty insurance and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Final Maturity Date” shall mean June 26, 2015.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Fiscal Quarter” means a fiscal quarter of Borrower, Holdings and its Consolidated Subsidiaries ending on the Saturday ending on or next following the last day of April, July or October.

“Fiscal Year” means a fiscal year of Borrower, Holdings and its Consolidated Subsidiaries ending on the Saturday closest to January 31 in any calendar year.

“Foreign Lender” shall mean any Administrative Agent or Lender that is not a “United States person” within the meaning of Section 7701(a) (30) of the Code.

“Foreign Subsidiary” means a Subsidiary of Holdings that is organized under the laws of a jurisdiction located outside of the United States.

“Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” shall mean any date on which a Loan is made to the Borrower pursuant to Section 2.03 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“GGC” means GGC Administration, LLC.

“Governmental Authority” shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body or any subdivision thereof.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall mean Express Holding, LLC, a Delaware limited liability company.

“Holdings LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of Holdings dated as of the date hereof, as the same may be amended or modified from time to time in accordance with the terms of this Agreement.

“Income Tax Rate” shall mean 42.0%.

“Indebtedness” of any person shall mean, without duplication, (a) all indebtedness of such person for borrowed money, (b) all Obligations of such person for the deferred purchase price of property or services (other than (1) trade payables not overdue by more than 90 days, deferred compensation and straight-line rent and landlord allowance, in each case incurred in the ordinary course of such person’s business and (2) purchase price adjustments under the Unit Purchase Agreement), (c) all Obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (e) all Obligations of such person as lessee under Capitalized Leases, (f) all Obligations of such person under acceptance, letter of credit or similar facilities, (g) all Obligations of such person with respect to Disqualified Stock, (h) all Obligations of such person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations and Synthetic Debt of such person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; but limited in amount to the lesser of (i) the fair market value of such property or (ii) the amount of such indebtedness or other payment obligations.

Notwithstanding anything to the contrary contained herein, Indebtedness shall not include (i) any amounts relating to preferred equity (other than Disqualified Stock), employee consulting arrangements, accrued expenses, deferred rent (other than Capitalized Leases), deferred taxes, obligations under employment agreements, unredeemed gift card deferred revenue and deferred compensation, or (ii) in connection with the existing letters of credit or any Permitted Acquisition or other acquisition otherwise permitted hereunder or consented to by the Lenders or in connection with the acquisition consummated pursuant to the Unit Purchase Agreement, (A) reimbursement obligations in respect of such existing letters of credit or any letter of credit assumed in such Permitted Acquisition or other acquisition, the payment of which is either fully (x) backed by a letter of credit or (y) cash collateralized, or (B) post-closing purchase price adjustments, earn-outs or similar obligations that are dependent upon the performance of the acquisition target after such closing to which the seller in such Permitted Acquisition or acquisition may become entitled.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.03(b).

“Initial Loans” shall mean the Initial Term B Loans and the Initial Term C Loans, collectively.

“Initial Term B Loans” shall have the meaning assigned to such term in Section 2.01(a).

“Initial Term C Loans” shall have the meaning assigned to such term in Section 2.01(b).

“Interest Coverage Ratio” shall mean the ratio, determined as of the end of a Fiscal Quarter for the most recently completed Measurement Period, of (x) EBITDA to (y) Interest Expense for such Measurement Period, all calculated for the Borrower and its Subsidiaries on a Consolidated basis.

“Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication, any other amounts added back in the calculation of EBITDA of the Borrower and its Subsidiaries for such period pursuant to clause (a)(i) of the definition thereof, and minus the amount of interest income earned by Borrower and its Subsidiaries during such Measurement Period; provided that (a) to the extent directly related to the Acquisition Transactions, the Transactions or the Loans, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Interest Expense (including the amortization or writeoff thereof) and (b) Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Interest Expense shall be calculated on a pro forma basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Measurement Period in connection with any acquisitions permitted under Section 6.04 and Asset Sales permitted under Section 6.03 (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Interest Payment Date” shall mean (x) in the case of any Term B Loan, (a) the last day of each January and July to occur during any period in which any Term B Loans are outstanding and (b) the Final Maturity Date and (y) in the case of any Term C Loan, (a) the last day of each January, April, July and October to occur during any period in which any Term C Loans are outstanding and (b) the Final Maturity Date.

“Interest Period” shall mean the period commencing on the Closing Date or on the last day of the immediately preceding Interest Period, as applicable, and ending on the next following Interest Payment Date thereafter. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate” shall mean, (x) in the case of interest on any Term B Loan, 13.5% per annum, and (y) in the case of interest on any Term C Loan, 14.5% per annum; provided that if the Borrower elects to pay interest due on any Term C Loan on an Interest Payment Date as PIK Interest in accordance with Section 2.05, such Term C Loan shall bear interest at 16.0% per annum for the Interest Period ending on such Interest Payment Date.

“Investment” in any Person means any loan or advance to such Person (other than (a) third-party trade receivables or (b) intercompany trade receivables, in each case incurred in the ordinary course of such Person’s business), any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (i) or (j) of the definition of “Indebtedness” in respect of such Person

“IPO” shall mean the first underwritten public offering by any direct or indirect holding company parent of Parent, Parent, Borrower, Holdings, Opco, or any of their Subsidiaries of its respective Equity Interests after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act. For avoidance of doubt, an “IPO” shall not include any secondary sale of the Equity Interests of Parent or Borrower.

“Lenders” shall mean (a) the persons that are a party hereto as of the date hereof (other than Borrower and the Administrative Agent in such capacity) and (b) any Eligible Assignee that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such person that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, at any date of determination, the ratio of (i) Consolidated Debt for Borrowed Money (net of cash and Cash Equivalents) at such date to (ii) Consolidated EBITDA, in each case for the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment for security, hypothecation, security interest or encumbrance of any kind, in each case for security, or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, including the Units, any purchase option, call or similar right of a third party with respect to such securities (excluding any such right granted pursuant to Section 8 of the Holdings LLC Agreement).

“Loan Documents” shall mean this Agreement, the Notes (if any) and the Collateral Documents.

“Loan Document Obligations” shall mean (a) obligations from time to time arising in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on each of the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), in each case, of Borrower under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower under or pursuant to this Agreement and the other Loan Documents.

“Loan” or “Loans” shall mean, as the context may require, the Term B Loans and/or the Term C Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or financial condition of Borrower, Holdings and its Subsidiaries taken as a whole; (b) material impairment of the ability of Borrower to perform any of its obligations under any Loan Document; or (c) material impairment of the rights of or benefits or remedies available to the Lenders under any Loan Document.

“Measurement Period” means each period of four consecutive fiscal quarters of Borrower and its Subsidiaries.

“Net Cash Proceeds” shall mean:

(a) with respect to any Transfer of any asset of the Borrower or any of its Subsidiaries (other than any Transfer of assets pursuant to Section 6.03 (other than clause (e) thereof)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Transfer (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness (other than Indebtedness under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such Transfer thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, and (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable as a result of any gain recognized in connection therewith; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are (x) reinvested (or intended to be reinvested) in similar assets used or useful in the business of Holdings and its Subsidiaries within 12 months after the date of receipt thereof, (y) committed to be reinvested in similar assets useful in the business of Holdings and its Subsidiaries within 12 months after the date of receipt thereof and are so reinvested within 6 months after such commitment or (z) not dividendable to the Borrower due to any contractual restriction or Requirement of Law then in effect (provided that any such amounts shall constitute Net Cash Proceeds at such time as such contractual or legal restrictions are no longer in effect or otherwise permit such amounts to be dividended to Borrower); provided, further, however, that no such amounts resulting from any Transfer shall be considered Net Cash Proceeds until they aggregate $1,000,000 in any fiscal year;

(b) with respect to the incurrence or issuance of any Indebtedness by Borrower or any of its Subsidiaries (other than Indebtedness incurred or issued pursuant to Section 6.01), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and

(c) with respect to any Extraordinary Receipt received by the Borrower or any of its Subsidiaries that is not otherwise included in clauses (a) or (b) above, the sum of the cash and Cash Equivalents received in connection therewith; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are (x) reinvested (or intended to be reinvested) in fixed or capital assets used or useful in the business of the Borrower and its Subsidiaries within 12 months after the date of receipt thereof, (y) committed to be reinvested in fixed or capital assets used or useful in the business of Holdings and its Subsidiaries within 12 months after the date of receipt thereof and are so reinvested within 6 months after such commitment or (z) not dividendable to the Borrower due to any contractual restriction or Requirement of Law then in effect (provided that any such amounts shall constitute Net Cash Proceeds at such time as such contractual or legal restrictions are no longer in effect or otherwise permit such amounts to be dividended to Borrower).

“Net Income” means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) unrealized gains and losses with respect to Hedge Agreements during such period and (b) the impact of purchase accounting or similar adjustments required or permitted by GAAP in connection with the Acquisition Transactions or any Permitted Acquisition (including the reduction of revenue from any write-down of deferred revenue).

“Net Taxable Income” shall mean the amount by which the cumulative taxable income or gain for all years from the first taxable year of the Borrower beginning after the Closing Date to the year of determination exceeds the cumulative tax loss of the Borrower for all such years (and, for the avoidance of doubt, taking into account the deductibility of state income taxes for United States federal income tax purposes).

“Notes” shall mean each of the notes evidencing the Term B Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit C-1 and each of the notes evidencing the Term C Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit C-2.

“Obligations” shall mean, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01(g). Without limiting the generality of the foregoing, the Obligations of any Company under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Company under any Loan Document and (b) the obligation of such Company to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Company, to the extent permitted by the Loan Documents.

“Officers’ Certificate” shall mean, as to any person, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or any one of the Financial Officers of such person, each in his or her official (and not individual) capacity.

“Opco” means Express, LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings.

“Opco ABL Credit Agreement” means (i) that certain Asset-Based Loan Credit Agreement dated as of July 6, 2007 among Holdings, Opco, the lenders party thereto, Wells Fargo Retail, as administrative agent and as collateral agent and Morgan Stanley Senior Funding, Inc., as initial issuing bank, as amended, restated, supplemented or modified from time to time and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend or refinance in whole or in part the indebtedness and other obligations outstanding under the (x) credit agreement referred to in clause (i) or (y) any subsequent Opco ABL Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not an Opco ABL Credit Agreement hereunder. Any reference to the Opco ABL Credit Agreement hereunder shall be deemed a reference to any Opco ABL Credit Agreement then in existence.

“Opco Term Credit Agreement” means (i) that certain Term Loan Credit Agreement dated as of July 6, 2007 among Holdings, Opco, the lenders party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent, as amended, restated, supplemented or modified from time to time and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend or refinance in whole or in part the indebtedness and other obligations outstanding under the (x) credit agreement referred to in clause (i) or (y) any subsequent Opco Term Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not an Opco Term Credit Agreement hereunder. Any reference to the Opco Term Credit Agreement hereunder shall be deemed a reference to any Opco Term Credit Agreement then in existence.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including related interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” means Express Parent LLC, a Delaware limited liability company which owns 100% of the Equity Interests of the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(e).

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).

“Permitted Borrower Subordinated Indebtedness” shall mean Indebtedness of the Borrower (a) that does not have any scheduled principal payment, mandatory principal payment, sinking fund payment or similar payment due prior to the 91st day after the Final Maturity Date, (b) interest of which is payable in kind, (c) that is not secured by any Lien on any property, (d) for which none of the Companies (other than the Borrower) are liable in any way, (e) that is subordinated in right of payment to the Loan Document Obligations in a manner that is, and otherwise has terms and conditions that are, satisfactory to Administrative Agent, (f) that is held by a person or an Affiliate of a person that owns, directly or indirectly, Equity Interests in the Borrower and (g) that is in an amount that does not exceed the amount necessary to pay interest that is then due and payable under this Agreement and such proceeds are used for such purpose.

“Permitted Distributions” shall mean, (i) the distribution by the Borrower to Parent of fees, costs and expenses due and payable to GGC or any of its Affiliates in accordance with the Advisory Agreement (as in effect on the date hereof or as amended as permitted hereby) to the extent not otherwise paid by Borrower or its Subsidiaries; (ii) distributions by the Borrower to Parent for franchise taxes and other fees required to maintain the legal existence of Parent or to pay the out-of-pocket legal, accounting and other fees and expenses in the nature of overhead in the ordinary course of business of Parent, including without limitation payment of fees and reimbursement of expenses of the board of directors in an aggregate amount in any Fiscal Year not to exceed $1.0 million and (iii) for so long as the Borrower is treated as a partnership or is disregarded as an entity for federal income tax purposes, distributions by Borrower to Parent in order for Parent to make tax distributions to its members pursuant to Section 4.02 of that certain Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, by and between Parent and its members in an amount equal to the product of (1) the Income Tax Rate and (2) the amount of the increase, if any, for the taxable year in the Net Taxable Income of the Borrower allocable to Parent; provided that the amount of any such payment for any taxable year shall not exceed the amount of the income tax obligations that would have been payable by Borrower for such taxable year if Borrower was and had been at all times a corporation for federal income tax purposes filing a consolidated, combined or similar group tax return, of which Borrower and its domestic Subsidiaries were members, and subject to tax at the Income Tax Rate.

“Permitted Liens” shall mean, (i) to the extent the same constitute Liens, the provisions of Section 8 of the Holdings LLC Agreement, (ii) Liens in favor of the Administrative Agent for the benefit of the Lenders granted pursuant to any Loan Document; and (iii) Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and in accordance with applicable law; provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof, in any case, whether acting in a personal, fiduciary or other capacity.

“PIK Interest” shall have the meaning assigned to such term in Section 2.05(a).

“Pledge Agreement” shall mean the pledge agreement to be executed by Borrower in substantially the form of Exhibit G, or such other form as shall be approved by the Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Proceeding” shall mean, with respect to any person, any (a) insolvency, bankruptcy, receivership, reorganization, readjustment, composition or other similar proceeding relating to such person or its property or creditors in such capacity, (b) proceeding for any liquidation, dissolution or other winding-up of such person, voluntary or involuntary, whether or not involving insolvency or proceedings under the Bankruptcy Code, whether partial or complete and whether by operation of law or otherwise, (c) assignment for the benefit of creditors of such person or (d) other marshalling of the assets of such person.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Stock.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” shall have the meaning assigned to such term in Section 9.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Required Lenders” shall mean, at any time, a Lender or Lenders having more than 50% of the sum of (a) the aggregate unpaid principal amount of all Loans outstanding and (ii) prior to the Commitment Termination Date, the aggregate Available Commitments then in effect; provided that for purposes of such calculation, any Loans or Commitments held by any Affiliate of Borrower, Holdings, Parent or any Equity Investor shall be disregarded.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person or any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any person whereby Borrower or any of its Subsidiaries shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Secured Parties” shall mean the Administrative Agent and any Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Significant Subsidiary” shall mean any Subsidiary of Opco that would be a “Significant Subsidiary” of Opco within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Sponsor” means Golden Gate Private Equity, Inc., a Delaware corporation and each investment fund managed by it.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Successful Syndication” shall mean the assignment (at a cash purchase price of 98% of the applicable principal amount) after the Closing Date by the Lenders listed on Schedule I (allocated among the Lenders as they may elect in their discretion) (the “Closing Date Lenders”) to one or more assignees approved by the Sponsor in its sole discretion of $50.0 million in aggregate principal amount of Term B Loans and $50.0 million in aggregate principal amount of Term C Loans and the receipt by the Closing Date Lenders of the cash purchase price from such assignees for such assignment; provided (i) the Closing Date Lenders shall not sell or otherwise transfer any of their Loans prior to the Commitment Termination Date except in connection with a Successful Syndication and (ii) if Sponsor produces an Eligible Assignee that is ready, willing and able to consummate such assignment, then the Closing Date Lenders will consummate such assignment substantially concurrently with the draw of the Delayed Draw Loans and if the Closing Date Lenders fail to do so, the Closing Date Lenders shall be deemed to have achieved a Successful Syndication.

“Synthetic Debt” shall mean, with respect to any person, without duplication of any clause within the definition of “Indebtedness,” all (a) Obligations of such person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”) and (b) Obligations of such person in respect of transactions entered into by such person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on a Consolidated balance sheet of such person and its Subsidiaries in accordance with GAAP.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by a Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including related interest, fines, penalties or additions to tax) with respect to the foregoing.

“Term B Loans” shall mean the Initial Term B Loans and the Delayed Draw Term B Loans, collectively.

“Term C Loans” shall mean the Initial Term C Loans and the Delayed Draw Term C Loans, collectively.

“Transaction Expenses” shall mean costs and expenses incurred in connection with the Acquisition Transactions and the Transactions, dividend payments to any director, officer or employee in connection with the Acquisition Transactions or the Transactions deemed to be an expense in accordance with GAAP and retention bonuses paid to employees in an aggregate amount not to exceed $5,000,000 from July 6, 2007 through July 5, 2008.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance of the Loan Documents and the borrowings hereunder; (b) the funding of the Dividends contemplated by Section 6.07(a);and (c) the payment of all fees and expenses to be paid on or prior to the Closing Date and any other Funding Date and owing in connection with the foregoing.

“Transfer” shall have the meaning assigned to such term in Section 6.03.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Unit Purchase Agreement” shall mean the Unit Purchase Agreement dated as of May 15, 2007, as amended, supplemented or otherwise modified in accordance with its terms, among Express Investment Corp., a Delaware corporation, Limited Brands Store Operations, Inc., a Delaware corporation, Limited Brands, Inc., a Delaware corporation, and Holdings.

“Units” means the ownership interest in Holdings held by the Borrower.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature (including those used in the calculation of the covenants set forth in Section 6.12) shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

SECTION 1.04 Resolution of Drafting Ambiguities. Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees severally, and not jointly, to make a Loan to Borrower in dollars in a principal amount equal to 98.0% of its Commitment in respect of Term B Loans. Notwithstanding anything to the contrary herein and for the avoidance of doubt, the principal amount of each Term B Loan owing to each Lender as of the Funding Date for such Loan (before giving effect to any subsequent repayments) shall be an amount equal to such Lender’s Commitment in respect of which Term B Loan was made irrespective that the amount funded on the applicable Funding Date is 98.0% of such Commitment. Amounts paid or prepaid in respect of Term B Loans may not be reborrowed. The Term B Loans shall be available, subject to the terms and conditions hereof, in two drawings: (i) an initial drawing on the Closing Date in an aggregate principal amount of $100,000,000 (such Term B Loan made on the Closing Date being referred to herein as the “Initial Term B Loans”) and (ii) a second drawing (any such Term B Loan made in such second draw being a “Delayed Draw Term B Loan”) not later than the Commitment Termination Date of the remaining Available Term B Loan Commitments of the Lenders.

(b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees severally, and not jointly, to make a Loan to Borrower in dollars in a principal amount equal to 98.0% of its Commitment in respect of Term C Loans. Notwithstanding anything to the contrary herein and for the avoidance of doubt, the principal amount of each Loan owing to each Lender as of the Funding Date for such Term C Loan (before giving effect to any subsequent repayments) shall be an amount equal to such Lender’s Commitment in respect of which Term C Loan was made irrespective that the amount funded on the applicable Funding Date is 98.0% of such Commitment. Amounts paid or prepaid in respect of Term C Loans may not be reborrowed. The Term C Loans shall be available, subject to the terms and conditions hereof, in two drawings: (i) an initial drawing on the Closing Date in an aggregate principal amount of $100,000,000 (such Term C Loan made on the Closing Date being referred to herein as the “Initial Term C Loans”) and (ii) a second drawing (any such Term C Loan made in such second draw being a “Delayed Draw Term C Loan”) not later than the Commitment Termination Date of the remaining Available Term C Loan Commitments of the Lenders.

SECTION 2.02 Loans.

(a) Each Term B Loan shall be made by the Lenders ratably in accordance with their applicable Commitments in respect thereof and each Term C Loan shall be made by the Lenders ratably in accordance with their applicable Commitments in respect thereof; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request or, if the borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

SECTION 2.03 Borrowing Procedure. To request the borrowing, Borrower shall deliver, by hand delivery, telecopier or “pdf” electronic transmission, a duly completed and executed Borrowing Request to the Administrative Agent not later than 1:00 p.m., New York City time, one Business Day before the anticipated Funding Date. The Borrowing Request shall be substantially in the form of Exhibit B hereto.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender on the Final Maturity Date, and Borrower hereby acknowledges that such amount shall be due and payable on such date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from the Loans made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay any of the Loans in accordance with their terms.

(e) Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that any Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit C-1, in the case of Term B Loans, and Exhibit C-2, in the case of Term C Loans. Thereafter, each of the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05 Interest on Loans.

(a) Subject to the provisions of Section 2.05(b), each Loan shall bear interest at the Interest Rate which shall be payable in cash on the applicable Interest Payment Date; provided that in the case of the Term C Loans, if the Borrower elects by written notice to Administrative Agent at least 5 Business Days prior to the applicable Interest Payment Date to pay all or any portion of the same in kind, then such interest subject to such election shall accrue and be payable in kind, capitalized, compounded and added to the unpaid principal amount of the Term C Loans on the applicable Interest Payment Date (the “PIK Interest”). Amounts representing the PIK Interest shall be treated as Term C Loans for purposes of this Agreement and shall bear interest in accordance with this Section 2.05. The obligation of the Borrower to pay all such PIK Interest so added shall be automatically evidenced by any Notes issued to the Lenders with respect to Term C Loans.

(b) Notwithstanding the foregoing, if any principal of any Loan is not paid when due or interest on any Loan is not paid within two Business Days after such amount is due, whether at stated maturity, upon acceleration or otherwise, at the request of the Required Lenders, all Loan Document Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to 1.5% plus the rate otherwise applicable to the Loans (assuming, in the case of Term C Loans, interest is paid as PIK Interest) as provided in Section 2.05(a) (the “Default Rate”).

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.05(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) The initial Interest Period with respect to the Term B Loans shall commence on the Closing Date and end on July 31, 2008, and each subsequent Interest Period shall automatically, without any action by Borrower or any other Person, commence upon the expiration of the immediately preceding Interest Period. The initial Interest Period with respect to the Term C Loans shall commence on the Closing Date and end on July 31, 2008, and each subsequent Interest Period shall automatically, without any action by Borrower or any other Person, commence upon the expiration of the immediately preceding Interest Period. All interest hereunder shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.06 Termination of Commitments. The Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Commitment Termination Date.

SECTION 2.07 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Borrower may, at its option, prepay the Term B Loans in whole or in part at the redemption price set forth below (expressed as a percentage of the principal amount of Loans to be prepaid) plus accrued and unpaid interest, if any, to the date of prepayment; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 or, if less, the aggregate outstanding principal amount of the Term B Loans:

Period:	Redemption Price
On or after the Closing Date but prior to the 18 month anniversary of the Closing Date	114.00%
On or after the 18 month anniversary of the Closing Date but prior to the second year anniversary of the Closing Date	107.00%
On or after the second year anniversary of the Closing Date but prior to the third year anniversary of the Closing Date	104.00%
On or after the third year anniversary of the Closing Date but prior to the fourth year anniversary of the Closing Date	102.00%
Thereafter	100.0%

(b) The Borrower may, at its option, prepay the Term C Loans in whole or in part at the redemption price set forth below (expressed as a percentage of the principal amount of Loans to be prepaid (excluding any portion of such Loans representing PIK Interest)) plus accrued and unpaid interest, if any, to the date of prepayment; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 or, if less, the aggregate outstanding principal amount of the Term C Loans:

Period:	Redemption Price
On or after the Closing Date but prior to the first year anniversary of the Closing Date	103.00%
On or after the first year anniversary of the Closing Date but prior to the second year anniversary of the Closing Date	102.00%
On or after the second year anniversary of the Closing Date but prior to the third year anniversary of the Closing Date	101.00%
Thereafter	100.0%

In the case of Term C Loans, amounts to be applied in connection with this Section 2.07(b) shall be deemed to be applied first to PIK Interest theretofore added to principal and second to original principal amounts.

(c) Mandatory Prepayments.

(i) No later than the first Business Day following the receipt of any Net Cash Proceeds by Borrower or any of the other Companies, Borrower shall offer to prepay the Loans (at par) as set forth in Section 2.07(e) in an amount equal to 100% of such Net Cash Proceeds, without premium or penalty; provided that Borrower shall not be required to prepay any Loans in connection with this Section 2.07(c)(i) until the aggregate amount of all Net Cash Proceeds received (and not theretofore applied) equals or exceeds $500,000.

(ii) If the Term C Loans would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of the first accrual period ending after the fifth anniversary of the Closing Date and each accrual period thereafter (each, an “AHYDO Prepayment Date”), the Borrower will be required to prepay a portion of the Term C Loans then outstanding in an amount equal to the AHYDO Mandatory Prepayment Amount (such prepayment, an “AHYDO Mandatory Prepayment”), without premium or penalty.

(iii) Not later than one Business Day following a Change in Control, Borrower shall prepay all outstanding Loans at a redemption price equal to the then applicable redemption price for such Loans (as applicable) pursuant to Section 2.07(a) and (b).

(iv) Not later than one Business Day after an IPO, Borrower shall prepay the Loans, at a redemption price equal to the then applicable redemption price for such Loans (as applicable) pursuant to Section 2.07(a) and (b), in a principal amount equal to 50% of such proceeds, net of a proportionate portion of customary fees, commissions, costs and other expenses incurred in connection with such equity issuance.

(d) Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid, the redemption price therefor and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each mandatory prepayment of a Loan pursuant to Section 2.07(c) (other than pursuant to Section 2.07(c)(ii), which shall be applied solely to the Term C Loans) shall be applied ratably to the Term B Loans and Term C Loans and as to the amount applicable to a tranche of Loans, shall be applied ratably to the Loans of such tranche. Each voluntary prepayment of a Loan pursuant to Section 2.07(a) and Section 2.07(b) shall be applied to the Term B Loans and the Term C Loans as directed by the Borrower. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.05.

(e) Lender Opt-Out. With respect to any prepayment of Loans pursuant to Section 2.07(c)(i), any Lender, at its option, may elect not to accept such prepayment. Upon the dates set forth in Section 2.07(c)(i) for any such prepayment of Loans, the Borrower shall notify the Administrative Agent of the amount that is available to prepay the Loans (the “Prepayment Amount”). Promptly after the date of receipt of such notice, the Administrative Agent shall provide written notice (the “First Offer”) to the Lenders of the amount available to prepay the Loans. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice thereof to the Administrative Agent by 11:00 a.m. no later than two (2) Business Days after the date of such notice from the Administrative Agent. On such date the Administrative Agent shall then provide written notice (the “Second Offer”) to the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) of the additional amount available (due to such Declining Lenders’ declining such prepayment) to prepay Loans owing to such Accepting Lenders, such available amount to be allocated on a pro rata basis among the Lenders that accept the Second Offer. Any Lender declining prepayment pursuant to such Second Offer shall give written notice thereof to the Administrative Agent by 11:00 a.m. no later than one (1) Business Day after the date of such notice of a Second Offer. The Borrower shall prepay the Loans as set forth in Section 2.07(c)(i) within one Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment. Amounts remaining after the allocation of accepted amounts with respect to the First Offer and the Second Offer to Accepting Lenders shall be retained by the Borrower.

SECTION 2.08 Increased Costs.

If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder, then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered (it being understood that this Section 2.08(a) shall not apply to Taxes which are governed by Section 2.11).

(b) If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.08 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.08 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall not begin earlier than the date of effectiveness of the Change in Law.

SECTION 2.09 [Reserved].

SECTION 2.10 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.08 or 2.11, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 555 California Street, 50th floor, San Francisco, California 94104 and except that payments pursuant to Sections 2.08 and 9.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and other amounts then due hereunder, such funds shall be applied (i) first, towards payment of interest and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and other amounts then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at par value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Parent, Holdings, Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.10(d) or 9.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.11 Taxes.

(a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes; provided that if Borrower shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.11) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings and (iii) Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law and shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of Other Taxes paid by the Administrative Agent or such Lender, as the case may be and reasonable expenses arising therefrom or with respect thereto, whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate accompanied by reasonable detail as to the amount of such payment or liability delivered to Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) Borrower shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11 and reasonable out-of-pocket expenses arising therefrom or with respect thereto), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate accompanied by reasonable detail as to the amount of such payment or liability delivered to Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days of any such payment being due, by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will permit such payments under this Agreement to be made without withholding or at a reduced rate. Each Foreign Lender, on or before the date it becomes a Foreign Lender, shall to the extent it is legally entitled to do so (i) furnish two copies (which shall be accurate and complete, and originally executed) of either (a) U.S. Internal Revenue Service Form W-8BEN (or successor form), (b) U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in the case of (a) or (b), to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to payments hereunder, or (c) to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender, U.S. Internal Revenue Service Form W-8IMY (or any successor forms), together with any information, if any, such party chooses to transmit with such form, and any other certificate or statement of exemption required under the Code or the regulations issued thereunder, to establish that such party is not acting for its own account with respect to a portion of any such sums payable to such party, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to confirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payments hereunder, or to establish that such party is not acting for its own account with respect to a portion of any such sums payable to such party; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code that is relying on the “portfolio interest exception” under Section 881(c) of the Code shall also furnish a “Non-Bank Certificate” in the form of Exhibit F if it is furnishing a Form W-8BEN. Each Foreign Lender that does not furnish Internal Revenue Service Form W-8ECI (or successor form) represents that, to its knowledge, any fees paid hereunder are not attributable to services performed by such Lender in the United States.

(f) Any Administrative Agent or Lender that is not a Foreign Lender and is not an exempt recipient (as defined in Section 6049(b)(4) of the Code and the regulations issued thereunder) shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date it become a party hereto, and at such other times as may be necessary in the determination of Borrower in its reasonable discretion, two U.S. Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such party.

(g) If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.11 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrower, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within a reasonable time (not to exceed 20 days) after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.11(g) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been paid in the first instance.

SECTION 2.12 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Obligations. If any Lender requests compensation under Section 2.08, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.08, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee selected by Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of all of its Loans (at par, without any redemption premium), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) in the case of any such assignment resulting, from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.01 Organization; Powers. Borrower (a) is duly organized and validly existing under the laws of Delaware, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The debt financing transaction to be entered into by Borrower hereunder is within Borrower’s powers and has been duly authorized by all necessary action on the part of Borrower. This Agreement has been duly executed and delivered by Borrower and constitutes, and each other Loan Document, when executed and delivered by Borrower, will constitute, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts. The Transactions, including any Credit Extensions hereunder, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company or any judgment, decree or order of any Governmental Authority that is binding on any Company, (c) will not violate or result in a default or require any consent or approval under any indenture, agreement (including the Opco ABL Credit Agreement and the Opco Term Credit Agreement), Organizational Document or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any property of Borrower (other than the Liens in favor of the Administrative Agent under the Collateral Documents).

SECTION 3.04 Units. Borrower has good title to Units representing 100% of all issued and outstanding Units. All Units are duly and validly issued and are fully paid and non-assessable. There are no outstanding warrants, options or other rights to purchase with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Units, except as set forth in Section 8 of the Holdings LLC Agreement.

SECTION 3.05 Collateral Documents. The Pledge Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified in the Pledge Agreement and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Pledge Agreement), the Liens created by the Pledge Agreement shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the grantors in the Collateral in which a security interest can be perfected under Article 9 of the UCC by filing or possession or control thereof.

SECTION 3.06 Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any Company (i) that challenge the enforceability or validity of any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Neither Borrower nor any of its property is in violation of, nor will the ownership of its property violate, any Requirements of Law or is in default with respect to any judgment, writ, injunction, decree, rule or order of any Governmental Authority, in each case where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07 Federal Reserve Regulations. (a) Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.08 Investment Company Act. The Borrower is not an “investment company,” as defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

SECTION 3.09 Use of Proceeds. Borrower will use the proceeds of the Loans to finance one or more Dividends to its Equity Investors and to pay related fees, costs and expenses.

SECTION 3.10 No Material Misstatements. No written information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection or pro forma adjustment, Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

SECTION 3.11 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value (on a going concern basis) of the properties of Borrower will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.12 Representations and Warranties in Opco Credit Agreements. The Lenders have been furnished true and complete copies of the Opco ABL Credit Agreement and the Opco Term Credit Agreement. All representations and warranties regarding the Companies set forth in the Opco ABL Credit Agreement and the Opco Term Credit Agreement are true and correct in all material respects as of the Closing Date, unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSION

SECTION 4.01 Conditions to the Initial Credit Extension. The obligation of each Lender to fund the initial Credit Extension requested to be made by it on the Closing Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of Borrower dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of each of the Borrower, Holdings and Opco certified as of a recent date by the Delaware Secretary of State, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of Borrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) a certificate as to the good standing of Borrower, Holdings and Opco (in so-called “long-form”) as of a recent date, from such Secretary of State; and

(iii) a pro forma Compliance Certificate demonstrating pro forma compliance with the covenants set forth in Section 6.12 after giving effect to the Transactions for the Measurement Period most recently ended for which financial statements are available.

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in Sections 4.01 and 4.03.

(d) Ratings. Each of the Term B Loans and the Term C Loans shall have been assigned a credit rating of CCC (with a stable outlook) or better by Standard & Poor’s Rating Group, a division of The McGraw Hill Corporation, and a credit rating of Caa2 (with a stable outlook) or better by Moody’s Investor Services, Inc.

(e) Opinion of Counsel. The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of Kirkland & Ellis LLP, special counsel for Borrower, substantially to the effect set forth in Exhibit D (i) dated the Closing Date, (ii) addressed to the Administrative Agent and the Lenders and (iii) covering such matters relating to the Loan Documents as are usual and customary in the relevant jurisdictions for similar transactions and as the Administrative Agent shall reasonably request.

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit E, dated the Closing Date and signed by the chief financial officer of Borrower.

(g) USA Patriot Act Information. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including the information described in Section 9.13.

(h) Unit Certificates. The Borrower shall have delivered to the Administrative Agent any certificates representing the Units accompanied by undated stock powers executed in blank.

SECTION 4.02 Conditions to the Delayed Draw Loans. The obligation of each Lender to fund any Delayed Draw Loan requested to be made by it shall be subject to (i) the Closing Date Lenders having achieved a Successful Syndication, (ii) each of the conditions precedent set forth in Section 4.01 having been either satisfied or waived by the Administrative Agent and (iii) the Initial Term B Loans and Initial Term C Loans having been made.

SECTION 4.03 Conditions to the Each Credit Extension. The obligation of each Lender to fund any Credit Extension requested to be made by it on any Funding Date (including the initial Credit Extension) shall be subject to the prior or concurrent satisfaction of each of the additional conditions precedent set forth in this Section 4.03:

(a) Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby occurring on or prior to the Funding Date, no Company shall have outstanding any Indebtedness other than (i) the Loans hereunder and (ii) Indebtedness otherwise permitted by Section 6.01 hereof.

(b) Fees. The Administrative Agent shall have received reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Administrative Agent) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document and which have been invoiced to Borrower.

(c) Borrowing Request. The Administrative Agent shall have received an executed Borrowing Request from the Borrower.

(d) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Credit Extensions requested to be made on such date.

(e) Representations and Warranties. Each of the representations and warranties contained herein shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of any Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date. Each of the delivery of a Borrowing Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Section 4.03 have been satisfied. Borrower shall provide such information as the Administrative Agent may reasonably request to confirm that the conditions in Section 4.03(d) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan and all other amounts due and payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim has been made or is reasonably anticipated), unless the Required Lenders shall otherwise consent in writing, Borrower will:

SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent and, upon the request of the Administrative Agent or any Lender, to each such Lender making the request to Borrower or the Administrative Agent:

(a) Annual Reports. Within 120 days following the completion of Borrower’s fiscal year end, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including a Consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and related statements of income and cash flows for such fiscal year, and notes thereto, all prepared in accordance with GAAP and in each case accompanied by an opinion as to such audit report of any of the “Big-4” accounting firms or independent public accountants of recognized standing reasonably acceptable to the Administrative Agent, which opinion shall not have any “going-concern” qualification; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to former GAAP and a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the financial condition and results of operations of Borrower and its Subsidiaries on a Consolidated basis as of the date and for the periods specified in accordance with GAAP consistently applied;

(b) Quarterly Reports. Within 60 days following the completion of each of Borrower’s first three fiscal quarters of each fiscal year, the Consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and related statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the financial condition and results of operations of Borrower and its Subsidiaries on a Consolidated basis as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnotes; and

(c) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate substantially in the form of Exhibit H attached hereto (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) beginning with the completion of the third quarter of the Borrower’s Fiscal Year 2008, setting forth computations in reasonable detail demonstrating compliance with the covenants contained in Sections 6.12(a) and (b).

SECTION 5.02 Litigation and Notices of other Material Events. Furnish to the Administrative Agent written notice of the following as soon as reasonably practicable (and, in any event, within five Business Days of the occurrence thereof):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document; and

(c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things reasonably necessary to preserve, renew and maintain in full force and effect its legal existence and that of Holdings and Opco.

(b) Do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, and authorizations material to the conduct of its business and that of the Companies except in all cases where the failure to obtain, preserve, renew, extend or keep in effect, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; comply and cause the Companies to comply with all applicable Requirements of Law and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except in all cases where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect (and cause each of the Companies to maintain, preserve and protect) all property material to the conduct of such businesses except in all cases where the failure to maintain, preserve or protect such property, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04 Obligations and Taxes.

(a) Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, pay and discharge promptly (and cause each of the Companies to pay and discharge promptly) when due and payable all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all other lawful claims that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that Borrower shall not be required to pay or discharge (or cause the payment or discharge) any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property (or that of one or more of the Companies) and becomes enforceable against its other creditors.

(b) Timely and correctly file (and cause each of the Companies to timely and correctly file) all Tax Returns required to be filed by it, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c) Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.05 Maintaining Records; Access to Properties and Inspections; Annual Meetings. Keep proper books of record and account (and cause each of the Companies to keep the same) (i) in which full, true and correct entries are made in conformity with all Requirements of Law in all material respects, (ii) in form permitting financial statements conforming with GAAP to be derived therefrom and (iii) in which all material dealings and transactions in relation to its business and activities are recorded. Borrower will permit any representatives designated by the Administrative Agent (or any Lender, if accompanying such representatives of the Administrative Agent) to visit and inspect its financial records (and those of the Companies) upon reasonable prior notice and at a mutually acceptable time during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent (or any Lender, if accompanying such representatives of the Administrative Agent) to discuss the affairs, finances, accounts and condition of Borrower (or any of the Companies) with and be advised as to the same by the officers and employees thereof all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may request; provided, that, so long as no Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall coordinate the exercise of such rights through the Administrative Agent and shall not be entitled to exercise the foregoing rights more than once in any calendar year at the expense of the Borrower, on a collective basis.

SECTION 5.06 Transactions with Affiliates. Conduct, and cause each of the Companies to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, the foregoing restriction shall not apply to (a) transactions between or among the Companies; (b) Dividends permitted to be made pursuant to Section 6.07 and Investments permitted under Section 6.04; (c) reasonable and customary fees paid to and indemnification of members of the board of directors (or similar governing body) of Borrower and its Subsidiaries; (d) compensation and indemnity arrangements and benefit plans for officers and other employees of the Borrower and its Subsidiaries entered into or maintained or established in the ordinary course of business; (e) sales of Equity Interests of Borrower to Affiliates of any Company or contributions to the equity capital of Borrower by Equity Investors or any of its Affiliates not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith; (f) any transaction with an Affiliate where the only consideration paid is Equity Interests of Borrower; (g) the transactions contemplated in connection with the Loan Documents and all related documents; (h) the existence of, and the performance by any Company of their respective obligations under the Advisory Agreement, any limited liability company, limited partnership or other constitutive document or security holders agreement (including any registration rights agreement or purchase agreement related thereto); and (i) the other agreements among Borrower and its Subsidiaries and their Affiliates set forth on Schedule 5.06 and similar agreements entered into after the Closing Date that (i) are not more adverse to the interest of the Lenders than those that exist as of the Closing Date taken as a whole, or (ii) which have been disclosed to and consented to by the Administrative Agent and the Required Lenders.

SECTION 5.07 Maintenance of Insurance. Maintain, and cause each of the Companies to maintain, insurance (as deemed to be reasonably prudent in the good faith judgment of the Responsible Officers of such Company) (including, without limitation, business interruption insurance) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas and with similar risk factors in which the applicable Company operates.

SECTION 5.08 Further Assurances.

(a) Promptly upon the reasonable request by Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each of the Companies promptly to correct, any matter that the parties mutually agree is a material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof; and

(b) Promptly upon request by Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any document or instrument supplemental to or confirmatory of the Collateral Documents as Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

SECTION 5.09 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which Holdings or any of its Subsidiaries is a party, keep such leases in full force and effect, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 Ratings. The Borrower shall use commercially reasonable efforts to maintain monitored ratings of the Loans with S&P and Moody’s.

ARTICLE VI

NEGATIVE COVENANTS

Borrower agrees with each Lender that, so long as this Agreement shall remain in effect and until the principal of and interest on each Loan and all other expenses or amounts due and payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations), unless the Required Lenders shall otherwise consent in writing, Borrower will not, and except in the case of Sections 6.06, 6.07 and 6.11(a) (which Sections shall only apply with respect to the Borrower), will not cause or permit any Company to:

SECTION 6.01 Indebtedness. (a) Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness.

(b) Notwithstanding the foregoing, nothing in the clause (a) of this Section 6.01 will prohibit any of the following:

(i) Indebtedness incurred under this Agreement and the other Loan Documents;

(ii) Indebtedness outstanding as of the Closing Date set forth on Schedule 6.01 and any Indebtedness extending the maturity of, or refinancing, in whole or in part, any such Indebtedness and guarantees of such Indebtedness or the extension or refinancing of such Indebtedness; provided that (A) the amount of such extending or refinancing Indebtedness does not result in an increase in the aggregate principal or facility amount thereof outstanding (or, in the case of revolving Indebtedness, the committed amount thereof) (plus the amount of any premium paid in respect of such Indebtedness in connection with any such extension or refinancing and plus the amount of reasonable expenses incurred by Borrower and its Subsidiaries in connection therewith), (B) such Indebtedness (if it is term debt) does not have a weighted average life to maturity that is less than the weighted average life to maturity of the Indebtedness being extended or refinanced, (C) such Indebtedness (if it is term debt) does not have a final maturity earlier than the final maturity of the Indebtedness being extended or refinanced and (D) the direct and contingent obligors therefor shall not be changed (unless any contingent obligor is released), as a result of or in connection with such extension or refinancing;

(iii) Indebtedness under Hedging Obligations that are designed to protect against fluctuations in interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes;

(iv) Intercompany Indebtedness between Companies;

(v) To the extent it constitutes Indebtedness, Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any such Subsidiary pursuant to such agreements, in connection with acquisitions permitted by Section 6.04(g) or Transfers permitted by Section 6.03; provided that, in respect of any Indebtedness incurred hereunder pursuant to agreements providing for indemnification in connection with Transfers permitted by Section 6.03, such Indebtedness shall not exceed the amount of net cash proceeds received from such Transfers;

(vi) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, completion guarantees, export or import indemnities, customs and revenue bonds or similar instruments, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed) or similar obligations incurred in the ordinary course of business;

(vii) Contingent Obligations of Holdings, Opco or any Subsidiary thereof in respect of Indebtedness otherwise permitted under this Section 6.01;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(ix) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(x) Other Indebtedness (other than Debt for Borrowed Money) in an aggregate principal amount not to exceed $10 million at any time outstanding;

(xi) Capitalized Leases and Indebtedness secured by Liens that attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company in an aggregate principal amount not to exceed $10 million at any time outstanding;

(xii) Indebtedness incurred in connection with the financing of insurance premiums in an amount not to exceed the annual premiums in respect thereof at any one time outstanding;

(xiii) Permitted Borrower Subordinated Indebtedness; and

(xiv) Other Debt for Borrowed Money issued to or held by Persons who are not Affiliates of any of the Companies, so long as after giving effect to the incurrence of such Indebtedness (as if such Indebtedness had been incurred on the first day of the most recently completed Measurement Period), the Leverage Ratio would be less than 2.00:1.00.

SECTION 6.02 Mergers, Etc.. Merge into or consolidate with any person or permit any person to merge into it, or permit any of the Companies to do so, except that:

(a) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be Holdings or a wholly owned Subsidiary of Holdings;

(b) as part of any acquisition permitted under Section 6.04, any Subsidiary of Holdings may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of Holdings;

(c) as part of any Transfer permitted under Section 6.03, any Subsidiary of Holdings may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

(d) any Subsidiary other than Holdings may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.03 Sales, Etc. of Assets. Sell, lease, transfer, assign, exchange, convey or otherwise dispose of (each a “Transfer”), or permit any of its Subsidiaries to Transfer, any assets, except:

(a)(A) Transfers of inventory (including unusable, excess or slow-moving inventory) and delinquent accounts receivables in the ordinary course of its business and Transfers of accounts receivables in connection with the private label credit card programs in the ordinary course of business, (B) the granting of any option or other right to purchase, lease or otherwise acquire inventory and delinquent accounts receivables in the ordinary course of its business; and (C) dispositions of cash and Cash Equivalents in the ordinary course of business;

(b) Transfers of assets among the Companies;

(c) Transfers of unneeded, used, worn out, obsolete or damaged equipment and trade-ins and exchanges of equipment in the ordinary course of business and the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Companies, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(d) Transfers in connection with any transaction in which there is an Extraordinary Receipt;

(e) Transfers for fair value, the proceeds of which are less than $2,000,000 for any such single transaction and the proceeds of which when aggregated with all other such Transactions during a fiscal year are less than $10,000,000;

(f) Leases and subleases, licenses and sublicenses of real or personal property in the ordinary course of business;

(g) Licensing of intellectual property on a non-exclusive basis or on an exclusive basis so long as such exclusive licensing is limited to geographic areas, particular fields of use, customized products for customers or limited time periods;

(h) Any liquidation or dissolution of a Subsidiary so long as its immediate parent becomes the owner of its assets;

(i) Transfers of assets consisting of accounts receivable in a transaction that would be permitted under Section 6.01 if such Transfer had been a transaction involving Debt for Borrowed Money; provided that any such transaction shall thereafter be deemed to constitute Debt for Borrowed Money for all purposes hereunder;

(j) the Transactions as contemplated by the Loan Documents;

(k) mergers, amalgamations, consolidations and dissolutions in compliance with Section 6.02;

(l) Investments in compliance with Section 6.04;

(m) discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof; and

(n) Liens not prohibited by Section 6.06.

For the avoidance of doubt, an issuance of Equity Interests by a Subsidiary of Opco shall constitute a “Transfer” for purposes of this Agreement.

SECTION 6.04 Investments in Other Persons. Make or hold, or permit any of the Companies to make or hold, any Investment in any Person, except:

(a) Investments by the Borrower and the other Companies in their respective Subsidiaries;

(b) loans and advances to employees in the ordinary course of the business of the Borrower and the Companies as presently conducted in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(c) loans to directors, officers and employees to purchase Equity Interests of Borrower or Parent;

(d) Investments by the Borrower and the Companies in bank deposits in the ordinary course of business or Cash Equivalents;

(e) Investments existing as of the date hereof and described on Schedule 6.04;

(f) Investments in Hedge Agreements permitted under Section 6.01(b)(iii);

(g) the purchase or other acquisition of all or substantially all of the Equity Interests in any Person that, upon the consummation thereof, will be wholly owned directly by Holdings or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by Holdings or one or more of its wholly-owned Subsidiaries of all or substantially all of the property and assets of any Person (collectively, a “Permitted Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this clause (g):

(i) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be permitted by Section 6.11(b);

(ii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower, if the board of directors is otherwise approving such transaction, or, in each other case, by the Responsible Officer of the Borrower);

(iii)(A) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Leverage Ratio shall be less than 2.00:1.00 and Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 6.12(b), such Leverage Ratio and compliance to be determined as of the last day of the most recently ended Measurement Period; and

(iv) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied in all material respects on or prior to the consummation of such purchase or other acquisition;

(h) Investments (A) received in satisfaction or partial satisfaction of accounts from financially troubled account debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise) and (B) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Opco and its Subsidiaries;

(i) guaranties in the ordinary course of business of obligations owed to or of landlords, suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries or otherwise permitted hereunder;

(j) other Investments in an aggregate amount not to exceed at any time the sum of (A) $15,000,000 (B) net proceeds received from Investments permitted under this Section 6.04 and (C) any proceeds of issuances of Qualified Capital Stock of Borrower used to make Investments;

(k) the Companies may (A) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (B) invest in, acquire and hold cash and Cash Equivalents, (C) endorse negotiable instruments held for collection in the ordinary course of business or (D) make lease, utility and other similar deposits in the ordinary course of business;

(l) the Companies may sell or transfer amounts and acquire assets to the extent permitted by Section 6.03 (other than 6.03(l)); and

(m) any Company may hold Investments to the extent such Investments reflect an increase in the value of Investments already made.

For purposes of determining compliance with the provisions of this Section 6.04, Investments made by the Borrower or any of its Subsidiaries (the “investor”) in any Subsidiary that are effected pursuant to one or more Investments made contemporaneously or in prompt succession by the investor and/or any of its Subsidiaries shall be deemed one Investment by the investor.

SECTION 6.05 Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in Fiscal Year.

SECTION 6.06 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on the Units or any other Equity Interests of Holdings owned by it or the proceeds thereof, except for Permitted Liens.

SECTION 6.07 Dividends Authorize, declare or pay, directly or indirectly, any Dividends, except:

(a) Borrower may Dividend the proceeds of the Loans to Parent;

(b) Borrower may, concurrently with a prepayment of the Loans pursuant to Sections 2.07(a), 2.07(b) or 2.07(c)(iv), pay a Dividend in an amount not to exceed the amount of such concurrent prepayment of the Loans (including all principal and redemption premium but excluding any PIK Interest or current interest paid in connection with such prepayment); provided, however, payment of such Dividends shall be allowed only if (A) immediately after giving effect to such Dividend, the Leverage Ratio shall be less than 2.00:1.00 and Borrower and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 6.12(b), such Leverage Ratio and compliance to be determined as of the last day of the most recently ended Measurement Period or, if Borrower shall have furnished or shall concurrently furnish to Administrative Agent the financial statements (in form and with a certification substantially equivalent to that used for quarterly financial statements) for the most recently ended twelve month period, the last day of the most recently ended calendar month, in either case as evidenced by an Officer’s Certificate delivered to the Administrative Agent, in a form reasonably satisfactory to the Administrative Agent, certifying and demonstrating the same and (B) no Default or Event of Default shall have occurred and is continuing or would result therefrom;

(c) Permitted Distributions;

(d) other Dividends not to exceed $50,000,000 in the aggregate;

(e) the Borrower may (A) declare and pay dividends and distributions payable only in Equity Interests of Borrower and (B) purchase, redeem, retire, defease or otherwise acquire Equity Interests with the proceeds received contemporaneously from the issuance of Equity Interests with equal or inferior voting powers, designations, preferences and rights, so long as no Event of Default shall have occurred and be continuing at the time of such purchase, redemption, retirement, defeasance or acquisition or would result therefrom;

(f) Borrower may Dividend to Parent amounts necessary for Parent to purchase, redeem or acquire fractional shares of Equity Interests arising out of stock dividends, splits or combinations;

(g) the Borrower may convert convertible securities and make cash payments in lieu of fractional shares in connection with any such conversion;

(h) in connection with any acquisition permitted by Section 6.04(g) and so long as no Event of Default shall have occurred and be continuing at the time of such acquisition or would result therefrom, the Borrower or any Subsidiary may (A) receive or accept the return to the Borrower or any of its Subsidiaries of Equity Interests constituting a portion of the purchase price consideration in settlement of indemnification claims or (B) make payments or distributions to dissenting stockholders pursuant to applicable law; and

(i) so long as no Event of Default shall have occurred and be continuing at such time or would result therefrom, payments to the Parent to permit the Parent, and the subsequent use of such payment by the Parent, to repurchase or redeem Qualified Capital Stock of Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any of the Companies, upon their death, disability, retirement, severance or termination of employment or service, or to make payments on Indebtedness issued to buy such Qualified Capital Stock or pursuant to and in accordance with stock option plans or other benefit plans; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (x) net cash proceeds from issuances of Equity Interests of Borrower (other than issuances the proceeds of which are utilized to finance capital expenditures or Investments by Opco or its Subsidiaries or issuances of Equity Interests applied to satisfy any financial covenant under the Opco ABL Credit Agreement or the Opco Term Credit Agreement) plus (y) $3,000,000 (and up to 100% of such amount not used in any fiscal year may be carried forward to the next succeeding (but no other) fiscal year) plus (z) the amount of any net cash proceeds received by or contributed to the Borrower from the issuance and sale since the issue date of Qualified Capital Stock of Parent to officers, directors or employees of any Company that have not been used to make any repurchases, redemptions or payments under this clause (i).

SECTION 6.08 Modification of Organizational Documents; LLC Agreements; Advisory Agreement. Directly or indirectly change any of Borrower’s Organizational Documents (including the Borrower LLC Agreement), the Holdings LLC Agreement or the Advisory Agreement, in each case, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders.

SECTION 6.09 Prepayments, Etc., of Indebtedness. (i) Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof or make any interest or fee payment in cash with respect to any Permitted Borrower Subordinated Indebtedness, unless all accrued and unpaid interest on the Loans has been paid in full in cash; or (ii) amend, modify or change in any manner materially adverse to the Lenders any term or condition of any Permitted Borrower Subordinated Indebtedness.

SECTION 6.10 Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon the Units securing the Loan Document Obligations.

SECTION 6.11 Business. (a) Engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Units of Holdings, (ii) Loan Document Obligations and other Indebtedness permitted to be incurred hereunder by Borrower and (iii) activities, properties and ordinary course liabilities (other than Indebtedness) incidental to the foregoing clauses (i) and (ii); or

(b) Permit any of the Companies to conduct any business other than the businesses as carried on at the date hereof and other businesses substantially related, incidental thereto, or complementary thereto or are reasonable extensions thereof.

SECTION 6.12 Financial Covenants. (a) Permit the Leverage Ratio at the end of any Measurement Period commencing with the Measurement Period ending at the end of the Borrower’s third quarter of the Fiscal Year 2008 to exceed 5.00:1.00; and

(b) Permit the Interest Coverage Ratio for any Measurement Period commencing with the Measurement Period ending at the end of the Borrower’s third quarter of the Fiscal Year 2008 to be less than 1.50:1.00.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of or redemption premium on any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by Borrower in any Loan Document or any certificate or other document furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement applicable to such Company contained in Section 5.03(a) or in Article VI;

(e) default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to Borrower;

(f) Borrower, Holdings, Opco or any Significant Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Loan Document Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $15 million at any one time (provided that, the “principal amount” in respect of any Hedging Obligations of Borrower, Holdings, Opco or any Significant Subsidiary at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Borrower, Holdings, Opco or such Significant Subsidiary would be required to pay if the related Hedging Agreement were terminated at such time);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower, Holdings, Opco or any Significant Subsidiary, or of a substantial part of the property of Borrower, Holdings, Opco or any Significant Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, Holdings, Opco or any Significant Subsidiary or for a substantial part of the property of Borrower, Holdings, Opco or any Significant Subsidiary; or (iii) the winding-up or liquidation of Borrower, Holdings, Opco or any Significant Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Borrower, Holdings, Opco or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, Holdings, Opco or any Significant Subsidiary or for a substantial part of the property of Borrower, Holdings, Opco or any Significant Subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) except as permitted under Section 6.03(h), wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $10 million shall be rendered against Borrower and the same shall not be covered by insurance or any indemnity under which the insurer or indemnitee accepted coverage and shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of Borrower to enforce any such judgment;

(j) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by Borrower or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or Borrower shall repudiate or deny any portion of its liability or obligation for the payment of Loan Document Obligations;

(k) any security interest and Lien purported to be created by any Collateral Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Collateral Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Collateral Document and except for any permitted liens permitted hereunder or under any Loan Document)) in favor of the Administrative Agent, or shall be asserted by Borrower or any other Company not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in or Lien on the Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the acts or omissions of the Administrative Agent;

then, and in every such event (other than an event with respect to Borrower, Holdings or Opco described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Accelerating Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable at the redemption price set forth in Sections 2.07(a) or (b), as applicable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Borrower, Holdings or Opco described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable at the redemption price set forth in Sections 2.07(a) or (b), as applicable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes the Administrative Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02 Administrative Agent in Its Individual Capacity. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and such person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower, Holdings or Opco or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03 Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall have no duty to disclose and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the entity serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by a proper person. The Administrative Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice, the Required Lenders shall have the right to appoint a successor to the Administrative Agent, which right shall be subject to the consent of Borrower (such consent not to be unreasonably withheld) so long as no Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor to the Administrative Agent, which successor shall be a financial institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a financial institution; provided that if such retiring Administrative Agent is unable to find a financial institution which is willing to accept such appointment, such retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor to the Administrative Agent with the approval of Borrower (which approval shall not be unreasonably withheld).

Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 8.08 Indemnification. The Lenders severally agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective outstanding Loans and

Commitments in effect on the date on which indemnification is sought under this Section 8.08 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:

(i) if to Borrower, to it at:

Express Topco LLC

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, California 94111

Attention: Stefan Kaluzny

Telecopier No.: (415) 983-2701;

With a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention: Gary Holihan, P.C.

Telecopier No.: (312) 861-2200;

(ii) if to the Administrative Agent, to it at:

KKR SCF Loan Administration, LLC

555 California Street, 50th Floor

San Francisco, California 94104

Attention: Geoffrey Jones

Telecopier No.: (415) 391-3330;

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, 34th Floor

Los Angeles, CA 90071

Attention: Greg Robins

Telecopier No.: (213) 621-5270

(iii) if to a Lender, to it at its address (or telecopier number) set forth on its signature page hereto or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopier or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendment.

(a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as provided in paragraphs (c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (or the portion of PIK Interest), or reduce any prepayment premium payable hereunder, or change the currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;

(iii) postpone or extend the maturity of any Loan, or any date for the payment of any interest or other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby;

(iv) change Section 2.10(b) or (c) in a manner that would alter the pro rata sharing of payments or setoffs required thereby, in each case, without the written consent of each Lender;

(v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vi) waive, amend, supplement or modify the provisions of this Section 9.02(b), without the written consent of each Lender;

(vii) waive, amend, supplement or modify the provisions of Section 9.04 or the definition of “Eligible Assignee”, without the written consent of each Lender;

(viii) release the Administrative Agent’s Lien on any of the Units or subordinate the Loan Document Obligations in right of payment to any other Obligations, without the written consent of each Lender.

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent and (2) no such agreement shall increase the aggregate amount of Commitments (or increase the principal amount of outstanding Loans) without the prior written consent of the Required Lenders. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03 Expenses; Indemnity.

(a) The Borrower agrees to pay:

(i) within 30 days of demand with backup documentation, all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent (and, in the case of clause (ii) only, any Lender) including the reasonable fees, charges and disbursements of Advisors for the Administrative Agent, in connection with (i) the preparation, execution and delivery of the Loan Documents, (ii) the administration of the Loans and Commitments, (iii) filings with respect to the Collateral and (iv) any actual or proposed amendment, supplement or waiver of any of the Loan Documents;

(ii) an agency fee payable to the Administrative Agent equal to $75,000 in advance per annum payable on the Closing Date and each anniversary thereof; provided that for any year if, as of such anniversary, the number of Lenders is equal to or greater than five (considering for such purposes the Administrative Agent and its Affiliates to be one Lender and any other Lender and its Affiliates to be one Lender ), the agency fee for such year shall be $100,000; and

(iii) within 30 days of demand with backup documentation, all costs and expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of Advisors for the Administrative Agent or any Lender, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 9.03(a), or in connection with the Loans made hereunder and the collection of the Loan Document Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Loan Document Obligations.

For purposes of this Section 9.03(a), “Advisors” shall mean a single legal counsel (including a single local counsel per relevant jurisdiction), auditors, accountants, consultants, appraisers or other advisors; provided that (x) in the case of clause (i), the engagement of any Advisors other than legal counsel (including local counsel) shall be subject to approval by Borrower (which approval shall not be unreasonably withheld) and (y) in the case of clause (ii), the engagement of any Advisors other than one firm of legal counsel representing the Lenders shall be subject to approval by the Administrative Agent and Borrower.

(b) The Borrower agrees to indemnify the Agents, each Lender, each Affiliate of any of the foregoing persons and each of their respective partners, controlling persons, directors, officers, trustees, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities, penalties, judgments, suits and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents, (ii) any actual or proposed use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its officers, directors, affiliates, employees or agents.

(c) The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or any Lender. All amounts due under this Section 9.03 shall be payable 30 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(d) To the extent that Borrower fails to promptly pay any amount required to be paid by it to the Agents under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender shall have the right at any time to assign to an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided (i) that except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million unless the Administrative Agent and Borrower otherwise consent, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire containing such information as the Administrative Agent may reasonably require. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.11 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be null and void to effect such assignment or transfer and instead shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and subject to the limitations on sales of participations set forth in this Section 9.04.

(c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender shall have the right at any time, without the consent of Borrower or the Administrative Agent, to sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such participation is recorded in the register described in the last sentence of this Section 9.04(e). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08 and 2.11 (subject to the requirements and limitations of Section 2.11) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.10(c) as though it were a Lender. Each Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain at one of its offices a register on which it records the names and addresses of its Participants, and the amount and terms of its participations.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.08 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

SECTION 9.05 Survival of Agreement. All covenants, agreements, representations and warranties made by Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.08, 2.10, 2.11 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any and all of the obligations of

Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c) Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 9.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Neither Administrative Agent nor any Lender shall disclose any Confidential Information to any person without the consent of Borrower, other than (a) to the Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to potential lenders and pledgees under Section 9.04(g) and Participants, and then only if such potential lender or Participant has agreed to be bound by the terms of this Section 9.12, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign Governmental Authority or regulatory authority or examiner regulating such person (including the National Association of Insurance Commissioners), (d) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or such professional advisor) that agrees to be bound by the provisions of this Section 9.12, (e) to any nationally recognized rating agency that agrees to be bound by the provisions of this Section 9.12 and (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. “Confidential Information” means information concerning Borrower, Holdings or Opco or any of their respective employees, directors, or Subsidiaries, or Affiliates received by Administrative Agent or any Lender on a confidential basis from Borrower or any other person under or pursuant to this Agreement or any other Loan Document including without limitation financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of Borrower or any other person on a confidential basis in connection with this Agreement and the Loan Documents and any information regarding the existence or the terms of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower, Holdings or Opco or any of their respective employees, directors, Subsidiaries or Affiliates or any of their respective agents or representatives. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender will engage in any form of publicity (including, without limitation, any “tombstone” or similar advertisement) with respect to this Agreement or any other Loan Document or the transactions contemplated hereby and thereby.

SECTION 9.13 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXPRESS TOPCO LLC

By:	/s/ Matt Moellering
Name:	Matt Moellering
Title:	CFO

KKR SCF LOAN ADMINISTRATION LLC,
as Administrative Agent

By:	/s/ Geoffrey M. Jones
Name:	Geoffrey M. Jones
Title:	Authorized Signatory

KKR STRATEGIC CAPITAL HOLDINGS I-B, LTD.,
as a Lender

By:	KKR STRATEGIC CAPITAL MANAGEMENT, L.L.C.,
as its Investment Manager

By:	/s/ Geoffrey M. Jones
Name:	Geoffrey M. Jones
Title:	Authorized Person

KKR FINANCIAL HOLDINGS, LTD.,
as a Lender

By:	KKR FINANCIAL ADVISORS LLC,
as its Investment Manager

By:	/s/ Jamie M. Weinstein
Name:	Jamie M. Weinstein
Title:	Authorized Person